Exhibit (d)(3)

Confidentiality Agreement

July 11, 2023

Bruker Corporation

40 Manning Road

Billerica, MA 01821

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Bruker Corporation (“you”) of a possible transaction involving PhenomeX, Inc. (the “Company” and, together with you, collectively, the “parties” and each individually, a “party”), the Company has furnished or may furnish to you certain information that is proprietary, non-public or confidential concerning the Company or its subsidiaries or other affiliates or its or their respective assets and businesses. Any such possible negotiated transaction between you or any of your affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, is referred to herein as a “Transaction”.

1.

As a condition to the Company furnishing such information to you, you hereby agree to treat confidentially in accordance with the terms of this letter agreement any information (whether prepared by a party, its affiliates, agents or advisors or otherwise, and whether written, oral, electronic or otherwise) that the Company or its Representatives (as defined below) furnishes to you or your Representatives in connection with the Transaction, together with all analyses, summaries, notes, studies and other documents and materials, in whatever form maintained, whether prepared by the Company or you or the Company’s or your respective Representatives, to the extent they contain or reflect, or are derived from or based on, any such information (collectively referred to herein as the “Evaluation Information”), and to take or abstain from taking certain other actions as set forth in this letter agreement. The term “Evaluation Information” does not include information that (a) is already in your or your Representatives’ possession prior to being furnished to you or your Representatives by or on behalf of the Company or its Representatives, provided that such information is not known by you, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company or its affiliates with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of the terms of this letter agreement, (c) is or becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company or its affiliates with respect to such information or (d) has been or is independently developed by you or your Representatives without the use of or reference to Evaluation Information. The Evaluation Information, together with the Transaction Information (as defined below) is collectively referred to herein as the “Confidential Information”.

2.

You hereby agree that the Evaluation Information will be (a) used by you and your Representatives solely for the purpose of evaluating, negotiating, documenting and potentially consummating a possible Transaction (the “Permitted Purpose”) and (b) kept confidential by you and your Representatives and not disclosed by you or your Representatives to any third parties; provided that (i) you may disclose Confidential Information to such of your Representatives who reasonably need to know such information for the Permitted Purpose, who are advised of the confidential nature of the Confidential Information and who agree to keep such information confidential in accordance with the terms of this letter agreement and to otherwise abide by the terms hereof that are applicable to your Representatives (you and such Representatives, the “Permitted Group”) and (ii) you and your Representatives may disclose Confidential Information in compliance with Section 6. You agree to take reasonable measures to prevent your Representatives from disclosure or use of the Confidential Information that is not permitted under this letter agreement and you agree that you will be responsible for any breach by your Representatives of any of the provisions of this letter agreement that are applicable to your Representatives, except for any breaches committed by any such Representative that has executed its own confidentiality agreement with (and executed by) the Company with respect to a Transaction.

3.

For purposes of this letter agreement, the term “Representatives” of a party means the affiliates of such party and its and their respective directors, managers, officers, employees, agents, advisors (including financial and legal advisors, consultants and accountants) and other representatives; provided that, with respect to you, (a) your Representatives shall not include any potential sources of equity financing (including any joint bidder or co-bidder, whether or not you have any pre-existing relationship with such potential joint bidder or co-bidder) or any of their respective representatives and (b) prior to providing any Confidential Information to any actual or potential source of debt financing, you shall identify such source of debt financing to the Company in writing (email being sufficient). For the avoidance of doubt, you hereby agree and acknowledge that you are not permitted to contact, discuss with or engage, or enter into any agreement, arrangement or understanding with, any equity financing sources without the prior written consent of the Company. In the event the Company provides such prior written consent, you hereby agree that neither you nor your Representatives shall enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding with such potential financing source which limits, restricts or restrains, directly or indirectly, the ability of such financing source to serve as a debt or equity financing source or to provide other assistance to any other person in any transaction involving the Company or its subsidiaries that could be an alternative to a possible Transaction; provided that the foregoing shall not prohibit use of customary “tree” arrangements (whereby a deal team at a financing source works on obtaining or providing potential financing to you for the possible Transaction and is not permitted to work on obtaining or providing financing to any other person pursuing an alternative potential transaction involving the Company or its subsidiaries but other deal teams of such financial source are). You hereby further agree and acknowledge that you are not permitted, without the prior written consent of the Company, to contact, discuss with, or enter into any agreement, arrangement or understanding with, any stockholder, director, officer or employee of the Company or any of its affiliates regarding any potential post-closing position with the Company or its affiliates or subsidiaries or any involvement or other form of direct or indirect participation (roll-over or otherwise) in a Transaction. You hereby represent and warrant that you have not entered into any agreement, arrangement or understanding referred to in this Section 3 on or prior to the date hereof, and you agree that, to the extent you have done so on or prior to the date hereof, you hereby release any counterparty therefrom. Any approval granted by the Company for purposes of this Section 3 or for any other purposes under this letter agreement may be revoked by the Company at any time; provided that no such revocation shall have retroactive effect.

4.

You acknowledge that the Evaluation Information may include certain data and documentation that may be determined by the Company (in consultation with its legal advisors) to be competitively sensitive (e.g., detailed information regarding pricing, including pricing strategy, sales or promotional plans, strategic plans, future product plans, and other information concerning future strategies) (such data and documentation, the “Competitively Sensitive Information”). Accordingly, the Company may establish procedures (to be mutually agreed with you) from time to time with respect to the handling and disclosure of Competitively Sensitive Information (which may include restricted disclosure, the establishment of a “clean team” process or other mechanisms based on the nature of the particular Competitively Sensitive Information).

5.

In addition, without the prior written consent of the Company, you hereby agree that, except as permitted under Section 6, you and your Representatives will not disclose to any person that is not a member of the Permitted Group: (a) the existence of this letter agreement or its terms; (b) the fact that investigations, discussions or negotiations are taking place or have taken place between the parties concerning a possible Transaction; (c) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status or timing thereof; and (d) the fact that the Company may be considering a transaction similar to the possible Transaction with any other potential counterparties (the information referred to in any of clauses (a) through (d) being collectively referred to herein as “Transaction Information”). Except as required by applicable Law (as defined below), the Company agrees that, without your prior written consent, it and its Representatives will not disclose to any person (other than its or your Representatives) any Transaction Information in a manner that identifies you by name or other identifying description.

6.

In the event that you or any of your Representatives are requested or required by applicable law, regulation, rule or other applicable legal, judicial, regulatory, self-regulatory or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) (the foregoing, collectively, “Law”) to disclose any Confidential Information, you or your applicable Representative, as applicable, shall (a) except to the extent prohibited by applicable Law, as promptly as practicable notify the Company of the existence, terms and circumstances surrounding such request or requirement prior to disclosing any such Confidential Information so that the Company may, at the Company’s cost and expense, seek a protective order or other appropriate remedy and/or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such protective order or other remedy, to provide such reasonable cooperation as the Company shall reasonably request at the Company’s sole expense); (b) if disclosure of such information is legally required based on the advice of your or such Representative’s legal counsel (which may be in-house counsel), as applicable, be permitted to disclose the portion of the Confidential Information that is legally required to be disclosed; provided that you or such Representative, as applicable, exercise reasonable efforts to obtain reasonable assurance that confidential treatment will be accorded to any disclosed Confidential Information; and (c) in the case of any disclosure of any Transaction Information, to the extent practicable and allowable by applicable Law, give the Company a reasonable opportunity to review and comment on such disclosure. For the avoidance of doubt, it is understood and agreed that you and your Representatives shall not be deemed to be “legally required” to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you or your Representatives would be prohibited from purchasing, selling or engaging in transactions with respect to the securities of the Company or otherwise proposing or making an offer to do so. Notwithstanding the foregoing, you and your Representatives may disclose such information, and need not comply with the preceding provisions set forth in this Section 6, if such disclosure is made to a governmental or regulatory authority with jurisdiction over you or such Representative in connection with a routine examination or audit that is not specifically directed at the Company, the Confidential Information or the possible Transaction; provided that you or such Representative, as applicable, shall request that confidential treatment be accorded to any information so disclosed.

7.

You hereby acknowledge that you are aware, and you will advise your Representatives, that applicable securities laws prohibit any person who has received material, nonpublic information (including matters that may be the subject of this letter agreement) from the Company or its Representatives from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.

You agree to notify the Company promptly of any determination by you not to proceed with a possible Transaction. At any time upon the written request of the Company, you and your Representatives shall promptly, and in any event within five business days thereafter, (a) either, at your option, return to the Company or destroy all written, electronic or other tangible Confidential Information in your or your Representatives’ possession or control and (b) confirm such return or destruction to the Company in writing. Pending the return or destruction of Confidential Information as required by this Section 8, you and your Representatives shall not be entitled to view or use such Confidential Information for any purpose (including for the Permitted Purpose) other than to facilitate the return or destruction thereof. Notwithstanding the foregoing, you and your Representatives may retain copies of the Confidential Information in accordance with your bona fide records retention policies and procedures implemented in the ordinary course of business and you and your Representatives may retain electronic files of Confidential Information automatically backed up or stored pursuant to customary information technology management procedures to the extent destruction of such electronic files is not reasonably practical; provided that any Confidential Information so retained will continue to be held confidential pursuant to and in accordance with the terms of this letter agreement and may only be accessed by appropriate legal, compliance or IT personnel. Regardless of the return, destruction or retention of any Confidential Information required or permitted by this Section 8, any and all duties and obligations existing under this letter agreement with respect to the Confidential Information will remain in full force and effect until the expiration of this letter agreement.

9.

You understand that the Company and its Representatives make no representations or warranties, express or implied, with respect to the Evaluation Information, except for any representations and warranties that may be expressly made in any definitive agreement related to a possible Transaction when, as, and if finally executed, and subject to such limitations and restrictions as may be specified in such agreement. You agree that neither the Company nor any of its Representatives shall have any liability to you or any of your Representatives resulting from the use of any Evaluation Information by you or your Representatives or any errors therein or omission therefrom. You understand and agree that, unless and until a definitive agreement providing for a Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a possible Transaction (except for the express obligations set forth in this letter agreement and as may be set forth in any mutually acceptable clean team confidentiality agreement that may be entered into by the parties).

10.

You further acknowledge and agree that the Company shall be free to conduct the process, if any, for a possible Transaction as it determines in its sole discretion, including, without limitation, that (a) the Company may negotiate with any prospective buyer and enter into any preliminary or definitive agreement without prior notice to you or any other person, (b) the Company shall have no obligation to authorize or pursue any possible Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to change the procedures relating to your consideration of a possible Transaction at any time without prior notice to you or any other person, to reject any or all proposals or offers and to terminate discussions or negotiations, in each case, at any time and for any reason or no reason. For purposes of this letter agreement, the term “definitive agreement” does not include an executed non-binding letter of intent, memorandum of understanding, offer, proposal or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof. This letter agreement does not constitute or create any obligation of the Company to provide any Evaluation Information or other information to you, but merely defines the rights, duties and obligations of the parties with respect to Evaluation Information to the extent it may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Evaluation Information, that the Company in its sole discretion determines not to disclose. The Evaluation Information shall remain the property of the Company, and disclosure to you or your Representatives shall not confer on you or your Representatives any rights or interests of any kind whatsoever with respect to such Evaluation Information other than the limited use rights specifically set forth in this letter agreement.

11.

You hereby agree that neither you nor any of your Representatives will initiate or cause to be initiated any (a) communication concerning the Confidential Information, (b) requests for meetings with management of the Company or any of its subsidiaries in connection with a possible Transaction or (c) other communication relating to a possible Transaction, in each case with any stockholder, creditor, director, officer, employee, customer, supplier or other business partner of the Company or any of its subsidiaries other than the Representatives of the Company who have been specifically designated in writing by the Company as a contact person for information requests, meetings or discussions. Notwithstanding the foregoing, nothing in this Section 11 shall prevent you or your Representatives from (i) conducting customary market due diligence on a “no-names” basis in connection with the Transaction so long as no reference to the Transaction and no disclosure of any Confidential Information is made in connection therewith or (ii) making contacts or communications in the ordinary course of business unrelated to the Transaction so long as no Confidential Information is disclosed in connection therewith. Any requests of the Company for Confidential Information, meetings, or discussions relating to a possible Transaction should be directed to Walt Scott at wscott@williamblair.com and Chris Taylor at ctaylor@williamblair.com, unless otherwise specified in writing by the Company.

12.

You hereby represent and warrant that, as of the date of this letter agreement, you do not own, beneficially or of record, any voting securities of the Company or any rights or options to acquire any such securities. You hereby agree that, for a period of 12 months from the date of this letter agreement (the “Standstill Period”), unless specifically invited in writing by the board of directors of the Company or a duly constituted committee thereof (and only to the extent set forth in such invitation), neither you nor your affiliates or other Representatives (acting on behalf of you or your affiliates or at the direction of you or your affiliates) will in any manner, directly or indirectly:

(a)

effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i)

any acquisition of more than 1% of any class of voting securities (or beneficial ownership thereof), or rights or options to acquire any such securities (or beneficial ownership thereof), of the Company or any of its subsidiaries, or assets of the Company or its subsidiaries constituting a material portion of the consolidated assets of the Company and its subsidiaries;

(ii)

any tender offer or exchange offer, merger or other business combination involving the Company or any of the subsidiaries or assets of the Company or its subsidiaries constituting a material portion of the consolidated assets of the Company and its subsidiaries;

(iii)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or

(iv)

any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or votes or any other attempt to influence votes from or by any holder of any voting securities of the

Company or any of its subsidiaries in connection with any vote of the holders of any such securities;

(b)

form, join or in any way communicate or associate with other securityholders or participate in a “group” (as such term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the Company or its subsidiaries or any voting securities of the Company or any of its subsidiaries;

(c)

otherwise act, alone or in concert with others, (i) to seek or obtain representation on or to control, change, advise or influence the management, board of directors or policies of the Company or any of its subsidiaries, or (ii) to propose any matter to be voted upon by the stockholders of the Company or any of its subsidiaries or that any meeting of the stockholders of the Company be called or held;

(d)	publicly disclose or direct any person to publicly disclose any intention, plan or arrangement inconsistent with the foregoing; or

(e)

take any action that could reasonably be expected to cause or require you or the Company or your or its respective Representatives to disclose, or make a public announcement regarding, any Confidential Information or any matter of the types set forth in this Section 12.

Notwithstanding the foregoing, you may initiate and engage in private, nonpublic discussions with, and submit confidential proposals to, the board of directors of the Company or a duly constituted committee thereof or the Chief Executive Officer of the Company, in each case with respect to a possible Transaction; provided that any such proposal could not reasonably be expected to cause or require you or the Company or your or its respective Representatives to disclose, or make a public announcement regarding, such proposal.

If at any time during the Standstill Period (x) the Company enters into a definitive agreement with a bona fide third party (not including you or your affiliates) with respect to a transaction or a series of related transactions involving more than 50% of the Company’s voting securities or all or substantially all of the Company’s assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise) or (y) a bona fide third party (not including you or your affiliates) commences a tender or exchange offer that, if consummated, would result in such third party acquiring beneficial ownership of more than 50% of the voting securities of the Company and the Company’s board of directors either (A) recommends in favor of such proposed tender or exchange offer or approves such offer or (B) within ten business days after commencement of such tender or exchange offer, has not recommended against such tender or exchange offer, then the Standstill Period shall terminate and all other provisions of this letter agreement shall continue to be in full force and effect in accordance with the terms hereof, other than clauses (a) through (f) of the first paragraph of this Section 12.

13.

You hereby agree that, for a period of eighteen months from the date of this letter agreement, you and your affiliates shall not, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of the Company or any of its subsidiaries with whom you have had contact, or who has otherwise first become known to you, in connection with a possible Transaction; provided that this Section 13 shall not prohibit (i) general solicitation via general advertising or the use of search firms, in each case not targeted at the employees of the Company or any of its subsidiaries, and any hiring that results solely as a result of such general solicitation or (ii) soliciting or hiring any former employee of the Company or its subsidiaries if his or her employment with the Company or its subsidiaries has ceased at least six months prior to such solicitation or hiring. For the avoidance of doubt, disclosure of an employee census or other similar information shall not constitute “contact” or “knowledge of” for the purposes of the first sentences of this Section 13.

14.

You acknowledge that, to the extent that any Confidential Information includes materials or other information subject to the attorney work-product doctrine, attorney-client privilege or similar protections or privileges, the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (a) share a common legal and commercial interest in the protection of such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Confidential Information pursuant to this letter agreement.

15.

Freshfields Bruckhaus Deringer US LLP (“Freshfields”) is acting for the Company in connection with the Transaction. Freshfields is not providing any advice to you in relation to the Transaction. If Freshfields is acting or has acted for you in any unrelated matters, you agree and consent to Freshfields acting for the Company in connection with a Transaction. To the extent that any such representation constitutes a conflict of interest under the applicable ethical rules, you waive and consent to the conflict, provided that a Transaction is not substantially related to Freshfields’ representation of you. If information Freshfields has as a result of acting for you is or becomes relevant to a Transaction, Freshfields will protect that information and not use it for the Company’s benefit. Similarly, you also accept that Freshfields is under no obligation to disclose to you information received through acting for the Company or any other client.

16.

Each party agrees that the other party would be irreparably injured by a breach of this letter agreement and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement. Therefore, each party agrees to (and agrees not to oppose)

the granting of specific performance of this letter agreement and injunctive or other equitable relief in favor of the other party as a remedy for any breach or threatened breach of this letter agreement, without proof of actual damages. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach or threatened breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

17.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

18.

Except as expressly set forth in this letter agreement, this letter agreement shall expire and be of no further force or effect from and after the date that is two years from the date hereof. This letter agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. This letter agreement, together with any mutually acceptable clean team confidentiality agreement that may be entered into by the parties, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective subsidiaries, relating to the subject matter hereof. This letter agreement may be modified only by a separate writing between the parties setting forth an express modification, and no modifications of this letter agreement will be binding unless approved in writing by both of the parties hereto. No provision of this letter agreement may be waived except by an instrument in writing signed by the party to be bound by such waiver. Neither party may assign this letter agreement, in whole or in part, without the prior written consent of the other party.

19.

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

20.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party hereby irrevocably agrees, submits and consent to the exclusive personal jurisdiction and venue in the Court of Chancery of the State of Delaware (or, solely in the event such court declines to accept jurisdiction, any state or federal court within the State of Delaware), and any appellate court thereof (the “Designated Courts”) for the purposes of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in any Designated Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Designated Court that any such action, suit or proceeding brought in any such Designated Court has been brought in an inconvenient forum. Each party irrevocably waives any and all right to trial by jury in any action, suit or proceeding arising out of, relating to or in connection with this letter agreement or the transactions contemplated hereby.

21.

For purposes of this letter agreement, (a) the terms “affiliate”, “beneficial owner” and “beneficial ownership” shall be as such term is defined under the Exchange Act; (b) the term “control” means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise; (c) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity; (d) the term “subsidiary” means, when used with respect to any party, (i) a person or entity of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (ii) a person or entity of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity and (e) e-mail shall be sufficient when this letter agreement requires any action by written consent, written approval or written request (or consent, approval or request in writing).

22.

This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement. Signatures to this letter agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means (including DocuSign or similar means) shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which shall constitute our agreement with respect to the matters set forth herein.

Very truly yours,

PhenomeX, Inc.

By:	/s/ Scott Chaplin
Name: Scott Chaplin
Title: Chief Legal Officer

Accepted, Confirmed and Agreed:

Bruker Corporation

By:	/s/ Mark R. Munch
Name: Mark R. Munch, Ph.D.
	Title:	President, Bruker Nano Group and Corporate EVP

[Signature Page to Confidentiality Agreement]